CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement No. 333-89775 of Merrill Lynch Focus Twenty Fund, Inc. (the “Fund”) on Form N-1A of our reports dated January 18, 2006 for the Fund and for Master Focus Twenty Trust, respectively, both appearing in the November 30, 2005 Annual Report of the Fund, which are incorporated by reference in the Statement of Additional Information which is part of this Registration Statement. We also consent to the reference to us under the caption “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

March 27, 2006